Exhibit 99.1

Encana reports third quarter results; company firmly on track to meet or beat 2017 deliverables in a transformational year

Calgary, Alberta (November 8, 2017) TSX, NYSE: ECA

Encana’s performance through the third quarter, coupled with significant oil and condensate growth through October in the Permian and Montney, reflects the strong execution of its strategy and five-year plan. Driven by innovation, low costs and a higher value production mix, Encana expects to grow its non-GAAP corporate margin to around $11 per barrel of oil equivalent (BOE) in 2017. The company is firmly on track to meet or beat its 2017 targets and expects core asset production growth to be at the top end of guidance. Highlights include:

•	Third quarter net earnings of $294 million, cash from operating activities of $357 million and non-GAAP cash flow of $270 million.

•	Year-to-date non-GAAP corporate margin of $10.77 per BOE; on track for full-year corporate margin of around $11 per BOE, up over 65 percent from year-end 2016.

•	Third quarter total production of 284,000 barrels of oil equivalent per day (BOE/d); October total production was more than 325,000 BOE/d, an increase of 14 percent from the third quarter.

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Third quarter core asset production of 248,000 BOE/d; in October, this increased by 22 percent to over 302,000 BOE/d. Encana expects its core assets will deliver around 30 percent production growth from the fourth quarter of 2016 to the fourth quarter of 2017.

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Third quarter liquids production of 127,500 barrels per day (bbls/d), including oil and condensate of 103,100 bbls/d; in October, liquids production increased by 18 percent to over 150,000 bbls/d and oil and condensate production increased by 16 percent to 120,000 bbls/d.

•	Permian production in October averaged 80,000 BOE/d, up 25 percent from the third quarter and ahead of its fourth quarter 2017 target of 75,000 BOE/d.

•	Montney production in October totaled 147,000 BOE/d, up 32 percent from the third quarter, with liquids production of more than 25,000 bbls/d, up 42 percent from the third quarter.

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During Investor Day, Encana updated its five-year plan and expects its non-GAAP return on capital employed to climb to between 10 and 15 percent, a 25 percent compound annual growth rate in non-GAAP cash flow and approximately $1.5 billion of cumulative non-GAAP free cash flow.

“Driven by innovation and strong execution, each of our core assets is firmly on track to meet or beat its 2017 targets,” said Doug Suttles, Encana President & CEO. “Consistent with our plan, the Permian and Montney are delivering significant oil and condensate growth in the fourth quarter, driving continued corporate margin expansion and setting the stage for a strong finish to the year.”

“Our financial and operational performance demonstrates our strategy is working and that we can deliver quality corporate returns through the commodity cycle,” added Suttles. “We are generating significant momentum for 2018 and are strongly positioned to deliver leading returns, cash flow growth and free cash flow through our five-year plan.”

Third quarter results: Firmly on track to meet or beat 2017 deliverables

Encana generated cash from operating activities of $357 million in the quarter compared to $186 million in the third quarter of 2016. Non-GAAP cash flow was $270 million, up from $252 million in the same period last year. Encana delivered third quarter net earnings of $294 million, or $0.30 per share. Non-GAAP operating earnings were $24 million.

Encana’s third quarter production totaled 284,000 BOE/d. This included total liquids production of 127,500 bbls/d, of which more than 80 percent was high-value oil and condensate. Third quarter liquids volumes contributed 45 percent of total production, up from 35 percent of total production in the third quarter of 2016.

Encana Corporation

The company’s core assets contributed 248,000 BOE/d, representing 87 percent of total third quarter production, despite impacts from Hurricane Harvey and third-party western Canadian natural gas curtailments. Third quarter natural gas production averaged 939 million cubic feet per day (MMcf/d). The reduction from the second quarter was largely the result of the sale of Piceance which closed on July 26, 2017.

Innovation and execution performance: Delivering high-margin production growth

Through the continual refinement of its cube development and advanced completion designs, Encana is maximizing returns and resource recovery. Consistent with its plan, and driven by strong performance in the Permian and Montney, Encana delivered significant oil and condensate growth through October. Each of the company’s core assets is expected to meet or exceed its 2017 targets.

In the Permian, cube development and the latest high-intensity completion designs are delivering leading well performance. In October, production averaged 80,000 BOE/d, up 25 percent from the third quarter and well ahead of its fourth quarter 2017 target of 75,000 BOE/d. The Permian is on track to deliver 50 percent production growth between the fourth quarter of 2016 and the fourth quarter of 2017.

In the Montney, precision well targeting and advanced completions are driving well productivity. Saturn, the third facility that supports Encana’s condensate focused growth plan, started up on November 1, well ahead of plan and under budget. In October, Montney liquids production was over 25,000 bbls/d, up 42 percent from the third quarter. Driven by increased liquids, Encana’s margin in the Montney is on track to increase by over 50 percent from the fourth quarter of 2016 to the fourth quarter of 2017.

The Eagle Ford continues to outperform its 2017 targets, maintain production and generate free cash flow. Advanced completions are delivering some of the highest productivity wells in the basin. In October, Eagle Ford production averaged 51,000 BOE/d including liquids volumes of 41,000 bbls/d.

Encana delivered record Duvernay production in the third quarter and its first advanced completion pilot in the play is delivering encouraging early well results. October production averaged over 24,000 BOE/d including liquids of over 12,000 bbls/d, up 16 percent and 22 percent respectively from the third quarter.

Balance sheet strength, lower costs and quality corporate returns

Strong execution performance and continued efficiencies have lowered Encana’s costs and strengthened its resilience. The company is on track to deliver a 10 percent capital productivity improvement by year-end. Year to date, Encana has reduced transportation and processing costs by $98 million and operating expense (excluding long-term incentive costs) by $56 million, compared to 2016.

Encana’s strong balance sheet and liquidity position it to manage commodity price volatility and deliver quality corporate returns throughout the commodity cycle. By year-end, the company expects net debt to adjusted EBITDA ratio will be about two times and to have total liquidity of over $5 billion.

In 2018, Encana expects its total capital and cash flow to be in balance. Through its five-year plan, which is built on flat $50 WTI and $3 NYMEX natural gas prices, Encana expects its return on capital employed will climb to between 10 and 15 percent, to deliver approximately 25 percent compound annual growth in non-GAAP cash flow and generate around $1.5 billion of cumulative non-GAAP free cash flow.

Managing risk, preserving optionality and creating value

Encana’s multi-basin portfolio, short-cycle capital program and robust risk management strategy provide significant flexibility and position the company to manage risk and protect value. Encana’s risk management reflects its commitment to delivering leading returns through the commodity cycle.

As at October 31, Encana has hedged approximately 88,000 bbls/d of expected oil and condensate production for the balance of the year using a variety of structures at an average price of $53.69 per barrel (bbl). The company has hedged approximately 865 MMcf/d of expected 2017 natural gas production for the balance of the year using a variety of structures at an average price of $3.02 per thousand cubic feet (Mcf).

Encana Corporation

For 2018, the company has hedged approximately 88,000 bbls/d of expected oil and condensate production at an average price of $53.23 per bbl and approximately 660 MMcf/d of expected natural gas production at an average price of $3.07 per Mcf.

Dividend Declared

On November 7, 2017, the Board declared a dividend of $0.015 per share payable on December 29, 2017 to common shareholders of record as of December 15, 2017.

Third Quarter Highlights

Non-GAAP Cash Flow Reconciliation

(for the period ended Sept. 30) ($ millions)	Q3 2017	Q3 2016
Cash from (used in) operating activities	357	186
Deduct (add back):
Net change in other assets and liabilities	(11)	(6)
Net change in non-cash working capital	98	(60)
Current tax on sale of assets	—	—

Non-GAAP cash flow[1]	270	252

Non-GAAP Operating Earnings Reconciliation

Net earnings (loss)	294	317
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(76)	41
Restructuring charges	—	(2)
Non-operating foreign exchange gain (loss)	203	(44)
Gain (loss) on divestitures	406	395

	533	390
Income tax	(263)	(105)

After-tax (addition) deduction	270	285

Non-GAAP operating earnings [1]	24	32

[1]	Non-GAAP cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.

Production Summary

(for the period ended Sept. 30) (average)	Q3 2017	Q3 2016	% Δ
Liquids (Mbbls/d)	127.5	117.0	9

Natural gas (MMcf/d)	939	1,326	(29)

Total production (MBOE/d)	284.0	338.0	(16)

Liquids and Natural Gas Prices

	Q3 2017	Q3 2016
Oil and NGLs ($/bbl)
WTI	48.21	44.94
Encana realized liquids price[1]	41.86	41.82

Natural gas
NYMEX ($/MMBtu)	3.00	2.81
Encana realized gas price[1] ($/Mcf)	2.23	2.02

[1]	Prices include the impact of realized gain (loss) on risk management.

Encana Corporation

Third Quarter Conference Call

A conference call and webcast to discuss the 2017 third quarter results will be held for the investment community today at 7 a.m. MT (9 a.m. ET). To participate, please dial (844) 707-0663 (toll-free in North America) or (703) 326-3003 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the third quarter conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcasts will be archived for approximately 90 days.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Important Information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, reference to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP.

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures. Non-GAAP Corporate Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.

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Return on Capital Employed (ROCE) is a non-GAAP measure defined as Adjusted Operating Earnings divided by Capital Employed. Adjusted Operating Earnings is defined as non-GAAP Operating Earnings (Loss) plus after-tax interest expense. Capital Employed is defined as average net debt plus average shareholders’ equity. Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

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Net Debt to Adjusted EBITDA is a non-GAAP measure calculated as Net Debt divided by Adjusted EBITDA. Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

Encana Corporation

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: expectation of meeting or exceeding targets in corporate guidance; execution of the strategy and five-year plan, including improvements in well performance, reduction of costs, shift to higher value production mix, funding of capital program and other metrics contained therein; growth of non-GAAP corporate margin, expected returns and recovery, profitability and margins of a play, return on capital employed, cash flow and free cash flow, including impact of commodity prices; anticipated production, product types and growth between periods, including growth from core assets; momentum into 2018; expectation total capital and cash flow to be in balance in 2018; success of and benefits innovation, including from cube development approach, precision well targeting and advanced completion designs; anticipated costs, strengthening of balance sheet, including expected net debt and debt ratios, and delivering value to shareholders; ability to access sources of liquidity; performance relative to peers; anticipated hedging and outcomes of risk management program; and anticipated dividends.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; ability to access credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance, five-year plan and in this news release, including margin increase in Montney that reflects per unit netback normalized to $50/bbl WTI, $3/MMBtu NYMEX and $1/MMBtu AECO differential, excluding hedging impact, with foreign exchange held constant; data contained in key modeling statistics; enforceability of risk management program; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties, including impact of weather; counterparty and credit risk; impact of a downgrade in credit rating and its impact on access to sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of laws or regulations; risks associated with existing and potential lawsuits and regulatory actions made against Encana; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation